Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 5, 2026

HURCO REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2026

INDIANAPOLIS, INDIANA – June 5, 2026 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the second fiscal quarter ended April 30, 2026. Hurco recorded a net loss of $2,372,000, or $0.37 per diluted share, for the second quarter of fiscal year 2026, compared to a net loss of $4,063,000, or $0.62 per diluted share, for the corresponding period in fiscal year 2025. For the first six months of fiscal year 2026, Hurco reported a net loss of $5,840,000, or $0.91 per diluted share, compared to a net loss of $8,383,000, or $1.29 per diluted share, for the corresponding period in fiscal year 2025.

Sales and service fees for the second quarter of fiscal year 2026 were $47,618,000, an increase of $6,751,000, or 17%, compared to the corresponding prior year period, and included a favorable currency impact of $1,352,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the first six months of fiscal year 2026 were $90,486,000, an increase of $3,205,000, or 4%, compared to the corresponding prior year period, and included a favorable currency impact of $3,165,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “After more than two years of disciplined execution through one of the deepest machine tool downcycles in history, the second quarter produced the kind of results we have been working toward. Orders increased 41% year-over-year to $61.6 million, our strongest quarterly intake in many years, with broad-based order growth of 63% in the Americas, 66% in Asia Pacific, and 17% in Europe despite continued weakness in Germany. The composition of the demand in the second quarter is also encouraging. Customers are increasingly choosing our 5-axis and higher-performance vertical milling machines, reflecting the value of our investments in proprietary WinMax control technology, the Takumi platform, and automation. That mix, combined with disciplined pricing and tighter operating costs, expanded gross margin by 300 basis points to 22% and narrowed our net loss per share by 40% versus the prior-year quarter. We are not yet back to profitability, but the operating leverage we have built through this downturn is starting to show in our results. With just over $50 million in cash and cash equivalents, more efficient working capital levels, and no debt, we have the financial flexibility to participate substantially if these early signs of demand strength prove durable, and to weather continued volatility if they do not. We will continue to manage Hurco for long-term value.”

The following table sets forth net sales and service fees by geographic region for the second quarter and six months ended April 30, 2026, and 2025 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Americas	$20,740	$15,361	$5,379	35%	$37,396	$33,469	$3,927	12%
Europe	19,814	21,608	(1,794)	(8)%	40,361	43,222	(2,861)	(7)%
Asia Pacific	7,064	3,898	3,166	81%	12,729	10,590	2,139	20%
Total	$47,618	$40,867	$6,751	17%	$90,486	$87,281	$3,205	4%

Sales in the Americas for the second quarter of fiscal year 2026 increased by 35%, compared to the corresponding period in fiscal year 2025, primarily due to increased shipments of Hurco, Takumi and Milltronics machines.  The increase in machine shipments was mostly attributable to increased shipments of Hurco 5-axis and larger, higher-performance vertical milling machines, Milltronics toolroom machines, and Takumi vertical milling machines.  Sales in the Americas for the first six months of fiscal year 2026 increased by 12%, compared to the corresponding period in fiscal year 2025, primarily due to increased shipments of Hurco 5-axis as well as larger, higher-performance vertical milling machines and Takumi vertical milling machines.

European sales for the second quarter of fiscal year 2026 decreased by 8%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of 6%, when translating foreign sales to U.S. dollars for financial reporting purposes. European sales for the first six months of fiscal year 2026 decreased by 7%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of 7%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decreases in European sales in both periods were primarily attributable to a decreased volume of shipments of Hurco machines and electro-mechanical components and accessories manufactured by our wholly-owned subsidiary in Italy, LCM Precision Technology S.r.l. (“LCM”), partially offset by an increased volume of shipments of Takumi 5-axis and vertical milling machines.

Asian Pacific sales for the second quarter and first six months of fiscal year 2026 increased by 81% and 20%, respectively, compared to the corresponding prior year periods, and included a favorable currency impact of 2% for each respective period, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year increases in Asian Pacific sales in both periods were primarily due to increased shipments in China and India of Hurco 5-axis and larger, higher-performance vertical milling machines, as well as Takumi 5-axis and vertical milling machines.

Orders for the second quarter of fiscal year 2026 were $61,647,000, an increase of $17,947,000, or 41%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of $1,815,000, or 4%, when translating foreign orders to U.S. dollars. Orders for the first six months of fiscal year 2026 were $103,627,000, an increase of $19,842,000, or 24%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of $3,366,000, or 4%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the second quarter and six months ended April 30, 2026, and 2025 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Americas	$27,552	$16,945	$10,607	63%	$44,853	$31,588	$13,265	42%
Europe	24,661	21,086	3,575	17%	43,627	40,456	3,171	8%
Asia Pacific	9,434	5,669	3,765	66%	15,147	11,741	3,406	29%
Total	$61,647	$43,700	$17,947	41%	$103,627	$83,785	$19,842	24%

Orders in the Americas for the second quarter and first six months of fiscal year 2026 increased by 63% and 42%, respectively, compared to the corresponding periods in fiscal year 2025, primarily due to increased demand for Hurco 5-axis and larger, higher-performance vertical milling machines and for Takumi vertical milling machines.

European orders for the second quarter of fiscal year 2026 increased by 17%, compared to the corresponding prior year period, and included a favorable currency impact of 7%, when translating foreign orders to U.S. dollars. The increase in orders was driven primarily by increased customer demand for Hurco higher-performance milling machines in the United Kingdom and Germany and for Takumi 5-axis machines in France. European orders for the first six months of fiscal year 2026 increased by 8%, compared to the corresponding prior year period, and included a favorable currency impact 8%, when translating foreign orders to U.S. dollars. The year-over-year increase was primarily due to increased customer demand for Hurco and Takumi 5-axis machines and higher-performance vertical milling machines in the United Kingdom, Germany, and France and increased customer demand for electro-mechanical components and accessories manufactured by LCM, partially offset by a decreased volume of machine demand in Italy and Germany.

Asian Pacific orders for the second quarter of fiscal year 2026 increased by 66%, compared to the corresponding prior year period, and included a favorable currency impact of 4%, when translating foreign orders to U.S. dollars. The increase in orders was driven primarily by increased customer demand for Takumi machines across the Asia Pacific region where our customers are located, as well as for Hurco vertical milling machines in China. Asian Pacific orders for the first six months of fiscal year 2026 increased by 29%, compared to the corresponding prior year period, and included a favorable currency impact of 2%, when translating foreign orders to U.S. dollars. The year-over-year increase in Asian Pacific orders was driven primarily by increased customer demand for Takumi machines across the Asian Pacific region where our customers are located and for higher-performance Hurco vertical milling machines in India.

Gross profit for the second quarter of fiscal year 2026 was $10,331,000, or 22% of sales, compared to $7,829,000, or 19% of sales, for the corresponding prior year period. Gross profit for the first six months of fiscal year 2026 was $18,269,000, or 20% of sales, compared to $16,119,000, or 18% of sales, for the corresponding prior year period. The year-over-year increases in gross profit were primarily due to an increased volume of machine sales and a greater mix of higher-performance machine sales.  Although not significant factors, gross profit for the second quarter and first six months also benefited from price increases implemented in 2026 and tariff refund claims filed with the United States Customs and Border Protection, both of which were partially offset by incremental tariffs compared to prior year.

Selling, general, and administrative expenses for the second quarter of fiscal year 2026 were $11,130,000, or 23% of sales, compared to $10,897,000, or 27% of sales, in the corresponding fiscal year 2025 period, and included an unfavorable currency impact of $341,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the first six months of fiscal year 2026 were $22,238,000, or 25% of sales, compared to $21,279,000, or 24% of sales, in the corresponding fiscal year 2025 period, and included an unfavorable currency impact of $743,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year increases in selling, general, and administrative expenses was primarily due to the unfavorable currency impact.

Income tax expense for the second quarter of fiscal year 2026 was $775,000, compared to $518,000 for the corresponding prior year period. The year-over-year change was primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates. Income tax expense for the first six months of fiscal year 2026 was $1,236,000, compared to $2,559,000 for the corresponding prior year period. The year-over-year change was primarily due to a $1,232,000 valuation allowance recorded during the first quarter of 2025 on our Italian deferred tax assets and changes in geographic mix of income and loss that include jurisdictions with differing tax rates. A full valuation allowance has been recorded against our Italian, U.S., and Chinese deferred tax assets as of April 30, 2026, based on our conclusion that the deferred tax assets were not more likely than not to be realized.

Cash and cash equivalents totaled $50,055,000 at April 30, 2026, compared to $48,713,000 at October 31, 2025. Working capital was $166,943,000 at April 30, 2026, compared to $173,055,000 at October 31, 2025. The decrease in working capital was primarily driven by a decrease in inventories and an increase in customer deposits, partially offset by increases in cash and cash equivalents and prepaid and other assets.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and the U.S., and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com.

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs, including an inability to receive any refunds of tariffs paid in previous periods, and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025

	(unaudited)		(unaudited)
Sales and service fees	$ 47,618	$ 40,867	$ 90,486	$ 87,281
Cost of sales and service	37,287	33,038	72,217	71,162
Gross profit	10,331	7,829	18,269	16,119
Selling, general and administrative expenses	11,130	10,897	22,238	21,279
Operating (loss) income	(799)	(3,068)	(3,969)	(5,160)
Interest expense	30	4	36	62
Interest income	71	87	113	181
Investment income	4	12	109	173
Other expense, net	(843)	(572)	(821)	(956)
(Loss) income before taxes	(1,597)	(3,545)	(4,604)	(5,824)
Provision for income taxes	775	518	1,236	2,559
Net (loss) income	($ 2,372)	($ 4,063)	($ 5,840)	($ 8,383)

(Loss) income per common share
Basic	($ 0.37)	($ 0.62)	($ 0.91)	($ 1.29)
Diluted	($ 0.37)	($ 0.62)	($ 0.91)	($ 1.29)
Weighted average common shares outstanding
Basic	6,473	6,500	6,449	6,479
Diluted	6,473	6,500	6,449	6,479

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2026	2025	2026	2025

	(unaudited)		(unaudited)
Gross margin	22%	19%	20%	18%
SG&A expense as a percentage of sales	23%	27%	25%	24%
Operating (loss) income as a percentage of sales	(2)%	(8)%	(4)%	(6)%
Pre-tax (loss) income as a percentage of sales	(3)%	(9)%	(5)%	(7)%
Effective tax rate	(49)%	(15)%	(27)%	(44)%
Depreciation and amortization	$ 517	$ 648	$ 1,086	$ 1,358
Capital expenditures	$ 728	$ 800	$ 1,338	$ 1,356

Balance Sheet Data:	4/30/2026	10/31/2025
Working capital	$ 166,943	$ 173,055
Days sales outstanding	42	42
Inventory turns	1.0	1.0
Capitalization
Total debt	--	--
Shareholders' equity	192,419	198,787
Total	$ 192,419	$ 198,787

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	April 30,	October 31,
	2026	2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 50,055	$ 48,713
Accounts receivable, net	27,552	27,928
Inventories	137,180	142,931
Derivative assets	132	263
Prepaid and other assets	6,450	5,243
Total current assets	221,369	225,078

Property and equipment:
Land	1,046	1,046
Building	7,381	7,381
Machinery and equipment	24,261	26,061
Leasehold improvements	4,269	4,569
	36,957	39,057
Less accumulated depreciation and amortization	(29,601)	(31,083)
Total property and equipment, net	7,356	7,974

Non-current assets:
Software development costs, less accumulated amortization	8,827	8,090
Intangible assets, net	379	627
Operating lease - right of use assets, net	10,353	11,560
Deferred income taxes	816	794
Investments	9,170	9,005
Other assets	1,217	1,170
Total non-current assets	30,762	31,246

Total assets	$ 259,487	$ 264,298

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 26,632	$ 26,074
Customer deposits	7,801	4,788
Derivative liabilities	2,707	3,084
Operating lease liabilities	4,281	4,374
Accrued payroll and employee benefits	7,309	7,474
Accrued income taxes	1,048	1,472
Accrued expenses	3,664	3,790
Accrued warranty expenses	984	967
Total current liabilities	54,426	52,023

Non-current liabilities:
Deferred income taxes	27	38
Accrued tax liability	-	-
Operating lease liabilities	6,460	7,560
Deferred credits and other	6,155	5,890
Total non-current liabilities	12,642	13,488

Commitment and contingencies	-	-

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,675,629 and 6,569,224 shares issued and 6,484,478 and 6,402,396 shares outstanding, as of April 30, 2026 and October 31, 2025, respectively	648	640
Additional paid-in capital	61,637	60,850
Retained earnings	140,465	146,305
Accumulated other comprehensive loss	(10,331)	(9,008)
Total shareholders' equity	192,419	198,787

Total liabilities and shareholders' equity	$ 259,487	$ 264,298